Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

February 4, 2022

The Toronto-Dominion Bank

TD Bank Tower

Toronto-Dominion Centre

Toronto, Ontario M5K 1A2, Canada

Ladies and Gentlemen:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the “Bank”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Bank with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Bank from time to time of up to U.S.$75,000,000,000 aggregate initial offering price of debt securities, which may either be senior (the “Senior Debt Securities”) or subordinated (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), preferred shares, common shares, warrants, subscription receipts (collectively, the “Securities”) and units consisting of any combination of such Securities (the “Units”).

The Senior Debt Securities will be issued under the Indenture, dated as of June 30, 2006, between the Bank and The Bank of New York Mellon, as trustee (the “Senior Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 24, 2018 (the “Senior Indenture”), between the Bank and the Senior Trustee. The Subordinated Debt Securities will be issued under the Indenture dated as of September 15, 2016 (the “Subordinated Indenture”), among the Bank, Computershare Trust Company, National Association, as U.S. trustee and Computershare Trust Company of Canada, as Canadian trustee (together, the “Subordinated Trustees”). The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures.”

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The Toronto-Dominion Bank	-2-	February 4, 2022

The Units will be issued pursuant to a Unit Agreement (each, a “Unit Agreement”) between the Bank and a unit agent named therein (the “Unit Agent”).

We have examined the Registration Statement and the Indentures (including the forms of Debt Securities set forth therein), which are exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Bank and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) the Senior Indenture is the valid and legally binding obligation of the Senior Trustee, (2) the Subordinated Indenture is the valid and legally binding obligation of the Subordinated Trustees and (3) at the time of execution, issuance and delivery of the Units, the Unit Agreement will be the valid and legally binding obligation of the Unit Agent.

The Toronto-Dominion Bank	-3-	February 4, 2022

In rendering the opinions set forth below, we have further assumed that (1) the Bank is validly existing and in good standing under Canadian law and has duly authorized, executed, issued and delivered the Indentures and Debt Securities, as applicable, in accordance with the Bank Act (Canada), the Bank’s by-laws and Canadian law, (2) the execution, issuance, delivery and performance by the Bank of the Indentures and Debt Securities, as applicable, do not constitute a breach or violation of the Bank Act (Canada) or the Bank’s by-laws, or violate Canadian law or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York), (3) at the time of execution, issuance and delivery of the Units, the Unit Agreement will have been duly authorized, executed and delivered by the Bank in accordance with the Bank Act (Canada), the Bank’s by-laws and Canadian law, (4) the execution, issuance, delivery and performance by the Bank of each of the Unit Agreements and the Units, as applicable, will not constitute a breach or violation of the Bank Act (Canada) or the Bank’s by-laws, or violate Canadian law or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (5) the execution, issuance, delivery and performance by the Bank of each of the Indentures, the Debt Securities, the Unit Agreements and the Units, as applicable, do not and will not constitute a breach or default under any agreement or instrument which is binding upon the Bank.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action by the Board of Directors of the Bank, a duly constituted and acting committee of such Board or duly authorized officers of the Bank (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Bank Authorizing Party”) to approve the issuance and terms of the Debt Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Bank and (b) the due execution, authentication, issuance and delivery of the Debt Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Bank Authorizing Party and otherwise in accordance with the provisions of such agreement and the Indentures, the Debt Securities will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms; provided that we express no opinion with respect to Section 1.02 of the First Supplemental Indenture or the provisions of the Senior Indenture relating to the Bail-in Regime (as such term is defined in the Senior Indenture) that, under the terms of the Senior Indenture, are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

The Toronto-Dominion Bank	-4-	February 4, 2022

2. With respect to the Units, assuming (a) the taking of all necessary corporate action by the Bank Authorizing Party to approve (1) the issuance and terms of the Units, (2) the execution and delivery of the Unit Agreement with respect to the Units, (3) the issuance of any common shares that are a component of the Units, (4) the issuance and terms of any preferred shares that are a component of the Units, (5) the issuance and terms of any Debt Securities that are a component of the Units, (6) the execution and delivery of the applicable warrant agreement with respect to any warrants that are a component of the Units, (7) the execution and delivery of the applicable subscription receipt agreement with respect to any subscription receipts that are a component of the Units and (b) the due execution, authentication (in the case of any such Debt Securities), countersignature (in the case of any such warrants and subscription receipts), issuance and delivery of (1) the Units, (2) any such common shares, (3) any such preferred shares, (4) any such Debt Securities, (5) any such warrants and (6) any such subscription receipts, in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Bank Authorizing Party and in accordance with the provisions of the applicable Indenture, in the case of such Debt Securities, the applicable warrant agreement, in the case of such warrants, and the applicable subscription receipt agreement, in the case of such subscription receipts, and in accordance with the provisions of the applicable Unit Agreement, such Units will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. Our opinion set forth in paragraph 1 above is further limited by considerations of public policy.

In connection with Section 12.05 of the Senior Indenture and Section 13.05 of the Subordinated Indenture whereby the parties submit to the jurisdiction of the U.S. federal and New York State courts in the City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts.

The Toronto-Dominion Bank	-5-	February 4, 2022

We do not express any opinion herein concerning any law other than the law of the State of New York. We understand that you will be relying with respect to all matters of Canadian law on the opinion of McCarthy Tetrault LLP, Canadian counsel to the Bank, dated the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP